Exhibit 10.20

Supplemental Agreement II to Lease Contract of Kerry Parkside Office Building

Party A:	Shanghai Pudong Kerry Parkside Real Estate Co., Ltd. (上海浦东嘉里城房地产有限公司)
Registered Address:	Unit 305A, No. 1155 Fangdian Road, Pudong New District, Shanghai

Party B:	Shanghai LianBio Development Co., Ltd. (上海联拓生物科技有限公司)
Registered Address:	3/F, Building No. 1, No. 400 Fangchun Road, China (Shanghai) Pilot Free Trade Zone,
Notice Address:	Units 901-902, No. 1155 Fangdian Road, Pudong New District, Shanghai
Legal Representative:	BING LI

WHEREAS, Party A and Party B entered into that certain Shanghai Municipality Lease Contract for Premises (the “Lease Contract”) on December 23, 2019 for the lease of Units 901-902, 9/F, Kerry Parkside Office Building at No. 1155 Fangdian Road, Pudong New District, Shanghai (the “Office Building”). Party A and Party B entered into that certain Supplemental Agreement I on June 8, 2020 with respect to the rent-free period and reduction and waiver of management fee for a specific period provided by Party A (“Supplemental Agreement I”, together with the Lease Contract, collectively, the “Original Contract”).

NOW, upon the mutual consent of both parties upon negotiations, the parties desire to enter into this Supplemental Agreement II to expand Party B’s leased area to Units 701B, 707 and 708 at 7/F of the Office Building (the “Supplemental Agreement II”) as supplemental to the Original Contract.

1.	Leased Premises and Area

1.1

Party B’s leased area shall be expanded to Units 701B, 707 and 708 at 7/F of the Office Building (the “Expanded Units”, see Schedule I for more details) commencing from August 31, 2020. The gross floor area of the Expanded Units is 692.80 m2.

From August 31, 2020, the “Premises” referred to in the Original Contract shall include the Expanded Units, which means that the “Premises” is located at Units 901 and 902 at 9/F and Units 701B, 707 and 708 at 7/F of the Office Building and the gross floor area of the Premises shall be 1,293.14 m2 in total.

2.	Lease Term of the Expanded Units

2.1	The lease term of the Expanded Units shall commence from August 31, 2020 to April 6, 2022 (both dates inclusive).

2.2

On the condition that Party B shall strictly comply with the terms of the Original Contract and this Supplemental Agreement II, Party B shall have the right to renew the lease term once for a period of 2 years before the expiration of the lease term of the Expanded Units. The rent during the renewed lease term shall be RMB8.0/ m2 (gross floor area)/day (value-added tax included). If Party B needs to continue the lease of the Expanded Units, Party B shall give a 6 months’ prior written notice to

Party A for the renewal of the lease term of the Expanded Units and both parties shall enter into a new lease contract. Except for the terms with respect to the rent, the other terms of the renewed lease contract shall be consistent with this Supplemental Agreement II. If Party B fails to request for renewal within the above period or both parties fail to reach consensus on the terms of the lease and enter into a new lease contract within 2 months after Party B’s notice for renewal, this Supplemental Agreement II shall be immediately terminated upon the expiration of the lease term, and Party B waives its right of first refusal in the lease of the Expanded Units under the same terms and conditions.

3.	Rent, Deposit, Other Payables and Payment Method

3.1	Rent

From August 31, 2020, details of the rent for the Expanded Units are as follows:

(1)	The rent of the Expanded Units shall be paid monthly and the aggregate monthly rent shall be RMB168,581.33 (calculated on the basis of RMB8.0/m2 (gross floor area)/day), including:

(a) net rental (tax excluded) of RMB160,553,65; and

(b) value-added tax of RMB8,027.68. Value-added tax = net rent (tax excluded) x value-added tax rate (determined to be 5% at the time of the execution hereof).

During the lease term or the renewed lease term of the Expanded Units, if the value-added tax rate changes due to state policy or regulation adjustments (including but not limited to the cancellation of the simple tax rate applicable during the transition period for the replacement of business tax with value-added tax), Party B agrees that the value-added tax rate in the above formula shall be the then value-added tax rate adjusted by Party A according to the state policy and regulations, which shall be used for the calculation of the amount of the value-added tax to be borne by Party B and the aggregate monthly rent (tax included) shall be adjusted accordingly. Party B shall make full payments of the adjusted aggregate monthly rent (tax included) to Party A.

3.2	Property Management Fee

The currently applicable rate of property management fee is RMB35/month/m2 (gross floor area). The current standard fee rate of additional air-conditioning outside the regular business hours shall be RMB0.5/hour/m2 and the minimum charge shall be RMB500/hour.

3.3	Prepayment

Party B shall make a prepayment to Party A in the amount equal to the sum of one month’s rent and property management fee for the Expanded Units within 7 days after the execution date of this Supplemental Agreement II, i.e. a prepayment of RMB192,829.33.

3.4	Deposit

The deposit for the Expanded Units shall be RMB578,487.99. Party B shall pay Party A the deposit of RMB578,487.99 in total for the Expanded Units within 3 days after the execution of this Supplemental Agreement II.

4.	Delivery

4.1	Delivery Date: Both parties agree to complete the delivery of the Expanded Units on August 31, 2020 at the Expanded Units.

4.2

Party A shall deliver the Expanded Units to Party B in the “as is” status as of the Delivery Date (see Schedule II for specific delivery conditions). Upon Party B’s acceptance of the Expanded Units accordingly, it shall be confirmed that the Expanded Units are under appropriate condition for lease and in compliance herewith.

4.3

Upon expiration or early termination of the lease term of the Expanded Units, Party B shall restore Expanded Units and then return the restored Expanded Units to Party A pursuant to Schedule II to this Supplemental Agreement II and ensure that the Expanded Units are in good, clean and appropriate-for-use condition at the time of return to Party A.

5.	Renovation Period

5.1

Party B has completed the renovation work for Units 901 and 902. During the lease term, Party B shall have no more renovation period for Units 901 and 902. If Party B needs to conduct any renovation work at Units 901 and 902, Party B shall obtain Party A’s prior written approval and comply with Article 22 of the Original Contract and other relevant agreements.

5.2

The renovation period for the Expanded Units shall commence from August 31, 2020 to December 31, 2020 (both dates inclusive). During the renovation period of the Expanded Units, Party B shall not pay the rent for the Expanded Units, but shall pay the property management fee, public utilities charges and other payables for the renovation period. During the renovation period of the Expanded Units, Party B shall still fully perform other terms under the Original Contract and this Supplemental Agreement II.

6.	Rent-free Period for the Expanded Units

6.1

During the renovation period of the Expanded Units, Party A agrees to provide Party B with a rent-free period of 1 month in total for the Expanded Units, specifically from March 7, 2022 to April 6, 2022 (both dates inclusive).

During the abovementioned rent-free period, Party B shall not pay the rent for the Expanded Units, provided that Party B shall still pay the property management fee, public utilities charges and other payables as provided in this Supplemental Agreement II.

6.2	If Party B terminates the lease prior to the expiration of the lease term, or the lease is terminated prior to the expiration of the lease term for a reason not attributable to Party A, then:

(i)	if the rent-free period has not expired, Party B shall no longer have any rent-free period;

(ii)

if the rent-free period has expired, Party B shall pay Party A in full the rent for the part that was waived during the rent-free period as calculated according to the fee rate of the rent provided in this Supplemental Agreement II.

7.	Miscellaneous

7.1

Both parties shall be responsible for their respective legal fees incurred in connection with the execution hereof and shall pay their respective stamp duties, registration fees and other taxes and fees in connection herewith (if any) pursuant to the applicable government regulations.

7.2

If there is any discrepancy between this Supplemental Agreement II and the Original Contract, this Supplemental Agreement II shall prevail. Except for the abovementioned changes, all the other terms and conditions of the Original Contract shall remain unchanged and continue to be in full force. Except for the terms otherwise re-defined herein, all the other defined terms in the Original Contract shall be applicable to this Supplemental Agreement II.

7.3

This Supplemental Agreement II shall be executed in two counterparts, each of which shall become effective upon the signing and affixing seals by both parties. Each party shall respectively hold one counterpart and each counterpart shall have the same legal effect.

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Schedule I

Floor Plan of the Expanded Units

Schedule II

Delivery and Return Standards for the Expanded Units

1. Delivery Standard for the Expanded Units

1.	the walls are whitewashed;

2.	Party A shall provide the mineral wool boards and keels that comply with the standard specifications;

3.	Party A shall provide the lamp panels and light tubes (illumination of 500Lux) that comply with the standard specifications;

4.	the central air-conditioning system and the coil fan have been pre-installed according to the standards of the Office Building;

5.	automatic fire sprinkler system has been installed;

6.	150 mm elevated floor.

2. Return Standard for the Expanded Units

1.	the walls are whitewashed;

2.	Party A shall provide the mineral wool boards and keels that comply with the standard specifications;

3.	Party A shall provide the lamp panels and light tubes (illumination of 500Lux) that comply with the standard specifications;

4.	the central air-conditioning system and the coil fan have been pre-installed according to the standards of the Office Building;

5.	automatic fire sprinkler system has been installed;

6.	150 mm elevated floor.

(Signatures and Seals)

Party A:	Party B:

Shanghai Pudong Kerry Parkside Real Estate Co., Ltd. (上海浦东嘉里城房地产有限公司)	Shanghai LianBio Development Co., Ltd. (上海联拓生物科技有限公司)

(Seal)	(Seal)

Legal Representative or Authorized Representative:	Legal Representative or Authorized Representative:

Bing Li

(Signature) /s/ Li[illegible] Gao	(Signature) /s/ Bing Li

Execution Date: August 31, 2020

Execution Venue: Shanghai